Exhibit 10.1

DONALD A. MERRIL

EMPLOYMENT AGREEMENT TERM SHEET

Effective Date:	January 24, 2006

Term:	To continue indefinitely unless parties determine otherwise.
Position:	Vice President - Business Development; to be named Chief Financial Officer on or before April 25, 2006.
Base Salary	Initial rate: $300,000. Base Salary may be increased but not decreased. A salary review will occur on, or before first year anniversary.
Annual Bonus:	$150,000 guaranteed for 2006, payable March 2007; thereafter fully discretionary.
Benefit Plans and Perquisites:

> Eligible to participate in other benefit plans in which the Company's executive officers are eligible to participate.
> One time base salary term life insurance, plus optional.
> Automobile and reimbursement for expenses.
> Annual vacation of not fewer than 4 weeks.
> Grant of incentive stock option to purchase 15,000 shares of Company stock. Future grants commensurate with executive position.
> Years of service credit so SERP of $50,000 per year for a period of 10 years vested at age 65. Spouse receives benefits unpaid in the event of death prior to full payout.
> Use of Company's country club membership.
> Payment for an annual executive physical examination.

Termination of Employment

> Death, Disability or Retirement
> Company may terminate effective immediately for "Cause." "Cause" is defined generally as commission by the Executive of a felony involving fraud or moral turpitude, commission of a material breach of the Agreement, or commission of gross negligence that results in material economic harm to the Company.
> Company may terminate at any time upon 30 days' written notice.
> Executive may terminate effective immediately for "Good Reason." "Good Reason" is defined generally to mean a reduction in the Base Salary of the Executive, any reduction in the Executive's position, authority, office, duties, or aggregate benefits, change in reporting relationship, relocation more than 25 miles away from Akron, or breach of the Agreement by the Company.
> Executive may terminate at any time upon 30 days' written notice.

Severance:	If involuntary termination other than for "Cause" or termination for "Good Reason," then the Company will:

> Pay 12 months of Executive's annual Base Salary in a lump sum within 30 days.
> Pay Executive's accrued but unpaid Annual Bonus plus 1 year minimum Annual Bonus equal to the highest Annual Bonus in past three years in a lump sum within 30 days.
> Pay Executive an amount equal to 12 months of the Company's current COBRA cost for medical and dental coverage, and 12 months LTD benefits and life insurance benefits.
> For 12 months, continue to pay automobile allowances.
> Pay for outplacement services for 1 year.

If termination is due to Death or Disability, Executive or surviving spouse will be entitled to receive

> Base Salary accrued and unpaid to date of Death or Disability.
> Annual Bonus accrued and unpaid to date of Death or Disability.
> Amounts payable under employee benefit plans maintained by the Company.
> COBRA coverage at the Company's expense for the longer of the maximum required period of coverage under Code Section 4980B or 36 months.

If termination is by Company due to Cause or by Executive other than for Good Reason, no further compensation is payable to Executive other than compensation earned prior to termination but unpaid and payment under the terms of benefit plans.

Change in Control:

Change in Control is defined generally as acquisition by any person of 20% of the voting power of outstanding securities, a change in the majority of directors during a one year period, a merger or consolidation of the Company where the Company is not the surviving entity, the complete liquidation of the Company, the sale or disposition of the Company's manufacturing business, or the sale or disposition of more than 50% of the Company's assets.

Upon a Change in Control:

>The Executive may elect to terminate his employment within the following 18 months under the Employment Agreement, and it will be considered a termination for Good Reason.
> The Executive may elect to extend his Employment Agreement for 18 months.
> The Executive's accrued but unpaid Annual Bonus will be paid within 30 days.
> Full vesting in all options, etc.
> The Executive will be provided special funds to contest any disagreement with respect to his Employment Agreement or related documents.
> Section 280G protection in the form of an excise tax gross-up payment, including regular income taxes and any interest and penalties owed by Executive will apply.

Expenses of Enforcement	The Executive will be reimbursed for the expenses of enforcement of his Employment Agreement.
Non-Competition	A Non-Competition and Non-Disclosure agreement for a period of three (3) years, except in the event of a Change in Control where Executive is terminated for any reason, then 18-months.